For Immediate Release
Thursday, April 29, 2004
Press Release


             FNB CORPORATION REPORTS FIRST QUARTER EARNINGS AND
                      DECLARES SECOND QUARTER DIVIDEND


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and CEO of
FNB Corporation (Nasdaq: FNBP) announced today 13.5 percent earnings growth in first quarter 2004. Net income compared to the same period last year increased $405,000 or 13.5 percent, to $3,410,000 from $3,005,000, due to the merger with Bedford Bancshares, Inc. The merger was successfully consummated on August 1, 2003, and Bedford Federal Savings Bank's ("Bedford's") results were included in FNB Corporation's ("FNB's," the "Corporation's") results beginning on that date. Earnings for first quarter 2004 were slightly above fourth quarter 2003's earnings of $3,361,000.

Though FNB's basic earnings per share remained unchanged from the prior quarter, it declined from $.52 to $.47 compared to first quarter 2003, primarily due to a reduction in secondary market mortgage loan volume. Mortgage loan originations and corresponding revenue were adversely impacted by a rise in rates and decrease in demand for mortgage refinancing. "We expect mortgage volume to rebound as our loan production office on Hilton Head Island in South Carolina builds its clientele, and as our newest wholesale representative, situated in the Raleigh/Durham, North Carolina market, does the same," stated Heath.

FNB's total loans rose 45 percent to $1,036,000,000 from the first quarter of 2003, and 8.9 percent excluding the Bedford acquisition. Annualized loan growth was 14.3 percent from December 31, 2003 to March 31, 2004. Annualized growth in FNB's deposits from year-end 2003 was 6.6 percent. Deposits totaled $1,066,000,000 at the end of first quarter 2004.

"The economy in FNB Corporation's trade area continues to be strong, as evidenced by loan growth and the quality of our loan portfolio," observed Heath. FNB's net charge-offs declined from 0.10 percent to 0.09 percent of gross loans and remain well below peers. The non-performing asset ratio also compares favorably to peers, though it rose from 0.50 percent to 0.61 percent due principally to two loans which are expected to be resolved with minimal loss by the end of the second quarter.

Details of the Corporation's financial performance follow.

"The Comptroller has reported that, by virtually every measure, the national banking system is in strong condition," stated Heath. "We remain optimistic that an improving national economy will ultimately translate into expanding margins and increased revenues, thereby enhancing the return to shareholders who have chosen to invest in our industry. In the meantime, we are implementing strategies to develop additional sources of income; to attract deposits to fund current and anticipated loan growth; and to streamline operations in order to maximize efficiency and reduce expense."

The Board of Directors of FNB Corporation recently appointed Dr. Raymond D. Smoot, Jr. to its ranks. Dr. Smoot also serves as Chairman of First National Bank's Board of Directors, as Chairman of the Investment Committee of the Virginia Retirement System, and as a Director of Carilion Health Systems.

A resident of Blacksburg, Virginia, Smoot completed his undergraduate and graduate work at Virginia Polytechnic Institute and State University ("Virginia Tech"), and earned his PhD from Ohio State University. In October 2003, he became Chief Operating Officer and Secretary-Treasurer of the Virginia Tech Foundation, Inc. He has held various other positions at Virginia Tech since returning to the University in 1975, including his most recent position of Vice President for Administration and Treasurer.

"We are delighted with Dr. Smoot's acceptance of this appointment," stated Kendall O. Clay, Chairman of the Board of FNB Corporation. "We have no doubt that his financial expertise, insightful perspective, and strategic guidance will prove invaluable as we pursue opportunities to build shareholder value."

In its meeting today, FNB's Board approved the payment on May 28, 2004 of a quarterly cash dividend in the amount of $0.18 per share to stockholders of record on May 17, 2004. The payment represents an annual yield to shareholders of approximately 2.65 percent based on the stock's recent trading price.

FNB's Annual Meeting of Shareholders will commence at 2:00 p.m. on Tuesday, May 11, 2004, at Custom Catering in Blacksburg, Virginia.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.3 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, NA, and Bedford Federal Savings Bank, FSB, the Corporation operates 26 branches and 3 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and online banking.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Senior Vice President/CFO
(540) 382-6041                                  (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the US Government including policies of the US Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2004       2003     Change    Percent
Quarter Ended March 31
  Net income                    $     3,410 $    3,005        405       13.5
  Net interest income                11,761      9,310      2,451       26.3
  Net interest income (FTE)(1)       11,873      9,497      2,376       25.0
  Securities gains(losses), net           -         45        (45)    (100.0)
  Noninterest income excluding
   securities gains (losses)          3,198      3,624       (426)     (11.8)
  Noninterest expense                 9,031      8,080        951       11.8
  Provision for loan losses             637        497        140       28.2

Per Share Data
  EPS basic                     $      0.47 $     0.52      (0.05)      (9.6)
  EPS fully diluted                    0.47       0.51      (0.04)      (7.8)
  Dividends declared                   0.18       0.17       0.01        5.9
  Book value                          19.91      16.79       3.12       18.6
Weighted average shares
 outstanding basic                    7,229      5,769      1,460       25.3
Weighted average shares
 outstanding fully diluted            7,302      5,836      1,466       25.1
Shares outstanding quarter
 end (net of unearned)                7,236      5,771      1,465       25.4

Financial Ratios
  Return on average assets             1.02%      1.22%
  Return on average share-
   holders' equity                     9.61      12.53
  Net interest margin (1)              3.93       4.25
  Equity to assets                    10.66       9.71
  Allowance for loan losses
   to loans, net of unearned
   income                              1.20       1.37

Selected Balances at March 31
  Total assets                  $ 1,345,665 $  998,026    347,639       34.8
  Loans, net of unearned
   income                         1,035,822    715,050    320,772       44.9
  Allowance for loan losses          12,413      9,794      2,619       26.7
  Securities                        171,059    158,524     12,535        7.9
  Deposits                        1,066,137    850,309    215,828       25.4
  Other interest-bearing funds      127,932     45,279     82,653      182.5
  Shareholders' equity              144,064     96,909     47,155       48.7

Asset Quality                                 % of Loans           % of Loans
                                       2004      & ORE      2003      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  4,556       0.44  $  2,319       0.32
  Other real estate                   1,267       0.12       947       0.13
  Loans past due 90 days
   or more                              489       0.05       336       0.05
  Total nonperforming assets       $  6,312       0.61  $  3,602       0.50


Net charge off ratio                   0.09%                0.10%

(1) Fully taxable equivalent

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2004       2003     Change    Percent
Alternative Performance Measures
for Quarter Ended March 31 (2)
  Net income                     $    3,410 $    3,005        405       13.5
  Plus amortization of core
   deposit intangibles                  347        240        107       44.6
  Equals cash basis operating
   earnings (2)                       3,757      3,245        512       15.8
  QTD average assets              1,331,652    986,092    345,560       35.0
  Less QTD intangible assets         49,146     26,299     22,847       86.9
  Equals QTD average tangible
   assets (2)                     1,282,506    959,793    322,713       33.6
  QTD average equity                141,899     95,903     45,996       48.0
  Less intangible assets equals
   QTD average tangible
   equity (2)                        92,753     69,604     23,149       33.3
  Cash basis EPS (2)                   0.52       0.56      (0.04)      (7.1)
  Cash basis EPS fully
   diluted (2)                         0.52       0.56      (0.04)      (7.1)
  Cash basis return on average
   tangible assets (2)                 1.17%      1.35%     (0.18)     (13.3)
  Cash basis return on average
   tangible equity (2)                16.20      18.68      (2.48)     (13.3)


(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.